Exhibit 10.2

October 8, 2004

John Thompson

Dear John:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer for KANA Software, Inc., reporting directly to Chuck Bay.

This letter outlines the proposed terms of employment with KANA. Your start date will be effective October 18, 2004. Your annual salary will be $235,000 paid semi monthly. You will also be eligible for an incentive bonus of an additional $65,000 per year based on the achievement of your objectives and payable on a semi-annual basis. Should KANA terminate your employment without cause, you will receive severance of continued base pay and option vesting for one year.

I will recommend that you be granted an option to purchase 350,000 shares of stock as your hire grant. This grant is subject to approval by the Board of Directors after your employment begins. The option would vest over four years subject to a six-month cliff and would be governed by the terms set forth in the Company’s standard form of stock options plan and agreement. In the event of a change in control of 50% or more of the outstanding stock of the Company, and following such change you are not offered a similar position of the combined entity as held prior to the change of control, then 100% of the unvested shares shall immediately vest.

The Company will provide to you the health, holiday, vacation and other benefits available to all its full time employees. Enclosed, for your review, is information related to some of the benefits.

To indicate your acceptance of this offer of employment, please sign below and return to me by Friday, October 11, 2004. Your employment at KANA is subject to your signing the attached Employee Invention Assignment, Confidentiality and Arbitration Agreement. Your employment will not be governed by a written or oral contract. You will be an “at-will” employee, which means that either you or the Company may terminate your employment at any time, for any or no reason, and with or without notice. This at-will nature of your employment cannot be modified except in writing signed by an executive officer of KANA.

John, all of us welcome you in joining KANA and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8304.

Sincerely,

/s/ CHUCK BAY
Chuck Bay
Chief Executive Officer

Accepted

Signature:	/s/ JOHN THOMPSON
Name:	John Thompson
Date:	October 8, 2004